Exhibit 99.1

John Tietjen Chief Financial Officer Sterling Bancorp john.tietjen@sterlingbancorp.com	Edward Nebb Investor Relations Comm-Counsellors, LLC enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT
AT SANDLER O’NEILL & PARTNERS, L.P.
2012 EAST COAST FINANCIAL SERVICES CONFERENCE
ON NOVEMBER 15, 2012

New York, N.Y., November 8, 2012 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that the Company will be presenting at the Sandler O’Neill & Partners L.P. 2012 East Coast Financial Services Conference, which will be held next week at the Fairmont Turnberry Isle, Aventura, Florida.  The Sterling Bancorp presentation will take place on Thursday, November 15, 2012 at 9:45 a.m. Eastern Time.

The Sterling Bancorp presentation will be simultaneously webcast and can be accessed from the link: http://wsw.com/webcast/sandler2.  To view the webcast, you will need to register in advance by clicking on the link and following the instructions provided.

A copy of the Sterling Bancorp presentation for the conference also will be available on the Company’s website beginning on November 15, 2012.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets of $2.7 billion. Since 1929, Sterling National Bank, the Company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

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